Exhibit 99.1

Viveve Raises $6.76 million Through Completion of At-The-Market Equity Financing

ENGLEWOOD, CO – October 1, 2019 – Viveve Medical, Inc. (NASDAQ: VIVE), a medical technology company focused on women’s intimate health, today announced the completion of its at-the-market (ATM) offering of $6.76 million of shares of its common stock with Ladenburg Thalmann & Co. Inc. as the sales agent. The company sold 1,004,171 shares at a weighted average price of $6.73 per share (adjusting for a reverse stock split of Viveve common stock effected September 18, 2019) resulting in net proceeds of approximately $6.56 million to the company after deduction of sales commissions. As of September 30, 2019, the company had 1,469,589 shares outstanding.

“These financing proceeds strengthen our balance sheet and will allow us to demonstrate the full commercial potential of our new recurring revenue model in the coming months. We are also well positioned to continue to advance our sexual function and stress urinary incontinence clinical development programs in pursuit of expanded indications for the improvement of these women’s intimate health conditions,” commented Scott Durbin, Viveve’s chief executive officer and director.

The shares in the at-the-market offering were sold pursuant to a shelf registration statement declared effective by the Securities and Exchange Commission (SEC) on November 28, 2017 and a prospectus supplement filed with the SEC on August 16, 2019.

About Viveve

Viveve Medical, Inc. is a medical technology company focused on women's intimate health. Viveve is committed to advancing new solutions to improve women's overall well-being and quality of life. The internationally patented Viveve® System incorporates cryogen-cooled monopolar radiofrequency (CMRF) technology to uniformly deliver volumetric heating while gently cooling surface tissue to generate neocollagenesis in a single in-office session.

International regulatory approvals and clearances have been received for vaginal laxity and/or improvement in sexual function indications in over 50 countries. Viveve is conducting VIVEVE II, a multicenter, randomized, double-blind, sham-controlled clinical trial to assess improvement of sexual function in women following vaginal childbirth. Completion of full 250 subject enrollment was announced in early March 2019. The top-line 12-month data read-out of the VIVEVE II trial is expected in April 2020. If successful, VIVEVE II results could support a marketing application for a new U.S. commercial indication. Currently, in the United States, the Viveve® System is cleared by the U.S. Food and Drug Administration (FDA) for use in general surgical procedures for electrocoagulation and hemostasis.

Viveve continues to advance its clinical development program in stress urinary incontinence (SUI) and plans to initiate a short-term feasibility study upon approval by the Canadian Ministry of Health of the investigational testing application submitted in August 2019. Following the positive yet confounding results of the LIBERATE-International trial, the proposed feasibility study will be a single-blind, three-arm, three-month study to compare Viveve's cryogen-cooled monopolar radiofrequency (CMRF) treatment to cryogen-only treatment and to inert sham treatment for the improvement of SUI in women. Results of the planned three-month feasibility study are targeted for read-out in April 2020 and, if positive, will be used in Viveve's re-submission of its investigational device exemption to the FDA for approval to conduct the LIBERATE-U.S. trial for improvement of SUI in women. The results of these trials, if successful, could support marketing applications in the U.S. and over 30 countries around the world for this new commercial indication.

For more information visit Viveve's website at www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing, our ability to obtain approval or clearance for sale of our medical device for all indications sought, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware, unless required by law.

Viveve is a registered trademark of Viveve, Inc.

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